Exhibit 10.2
FORTINET STRATEGIC ADVISORY COUNCIL

MEMBER AGREEMENT

The objective of the Fortinet Strategic Advisory Council (“FSAC”) is to solidify Fortinet as a cybersecurity leader in the US and key international markets by growing brand awareness and building vital relationships. The undersigned (“Member”) hereby agrees to serve as a member of the FSAC, in a consulting capacity solely, and not as an employee of Fortinet, according to the following terms and starting as of August 5, 2025 (the “Effective Date”).
Member Responsibilities
•Willingness to be visible on Fortinet’s behalf, where appropriate, including PR and marketing engagements, and including a biography and photo on the FSAC website.
•Support business development with a defined level of engagement coordinated by Trevor Pagliara, or his designee. The requirements and priorities of this position will be dynamic and may change over time, but it is currently expected that the role would involve activities such as providing guidance to the Fortinet sales, marketing, and government affairs teams; assisting in networking with current or potential customers, including providing introductions to key customer and potential customer decision-makers; and providing thought leadership in coordination with Fortinet teams that could include authoring written content or giving speeches.
•Increase Fortinet’s participation in key, strategic public/private partnerships, and help execute those partnerships.
•Provide regular updates on engagement on behalf of Fortinet to Trevor Pagliara or other designated Fortinet representative.
•Attend quarterly meetings, and informal discussions as appropriate to meet responsibilities.
Confidentiality / Intellectual Property
•Member shall keep confidential any and all Fortinet proprietary or confidential information disclosed during the FSAC.
•Member shall not disclose any Fortinet proprietary or confidential information to any third parties.
•Fortinet shall own and retain all intellectual property rights in and to its IP, and any and all IP related to this engagement.
•Member shall not use any Fortinet proprietary or confidential information for any purpose except as expressly approved by Fortinet in writing in advance.
•The above provisions in this “Confidentiality / Intellectual Property” section shall survive termination of this Agreement.

Compensation
•Starting as of the Effective Date, $50,000 in cash per year, paid quarterly, subject to withholding and according to Fortinet’s standard processes.
•Management will recommend to the Fortinet, Inc. Board of Directors for approval a Restricted Stock Unit (RSU) award valued at $50,000 (determined according to Fortinet’s approach in its reasonable discretion) to vest on the one year anniversary after the effective date of this Fortinet Strategic Advisory Council Member Agreement, subject to and in accordance with the Fortinet, Inc. 2009 Equity Incentive Plan, Equity Award Grant Policy, RSU Award Agreement and standard vesting and standard equity plan terms and conditions. Any additional RSU grants shall be at Fortinet’s sole and absolute discretion and only as approved by the Fortinet, Inc. Board.
Termination; Term
•Either party in its sole discretion may terminate this consultancy in full at any time and for any reason whatsoever, upon providing the other party at least five (5) business days’ advance written notice of termination. No payment whatsoever shall be owed by Fortinet after the termination. Absent termination in advance pursuant to the immediately preceding sentence, Member shall serve for an annual term only, from the effective date, renewed by mutual agreement of the parties.
The above outlines the agreement between the parties and shall be effective on August 5, 2025. For clarity, notwithstanding anything to the contrary: Fortinet’s responsibilities and the Member’s service on the FSAC are subject in full to Fortinet’s Code of Business Conduct and Ethics and applicable legal requirements, and the Member may resign at any time and Fortinet, Inc. may remove the Member at any time, as discussed above. Member shall at all times represent Fortinet well and in a highly ethical fashion. To be effective, (1) any notice by Member to Fortinet shall be sent to the attention of the Chief Operating Officer, with a separate copy sent to the Chief Financial Officer, to Fortinet, Inc., 909 Kifer Road, Sunnyvale, California 94086, and with a copy emailed to legal@fortinet.com. This Agreement shall be governed by the laws of the State of California, without regards to the choice of law provisions thereof, and (2) any notice by Fortinet to Member shall be sent to the below address.

By:	/s/ Keith Jensen
Name:	Keith Jensen

By:	/s/ Trevor Pagliara
Name:	Trevor Pagliara, Fortinet